Exhibit 10.5
OPTION AGREEMENT
This Option Agreement (this “Agreement”), dated March 17, 2025, is made and entered into by and between Wasatch RNG LLC, a Delaware limited liability company (“Wasatch RNG”), and OPAL Fuels LLC, a Delaware limited liability company (or one of its direct or indirect subsidiaries) (“Opal”). Each of the parties to this Agreement is sometimes individually referred to in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”
RECITALS:
WHEREAS, Wasatch RNG has acquired all of the limited liability company interests outstanding in Alpro SD, LLC, a Utah limited liability company (the “Alpro” and such acquired interest, the “Alpro Interest”);
WHEREAS, as of the date hereof, the Alpro owns (i) a fifty percent (50%) limited liability company interest in Wasatch Resource Recovery, LLC, a Utah limited liability company (“Wasatch” and such ownership interest, the “Wasatch Interest”), and (ii) a fifty percent (50%) tenancy in common interest in certain real estate interests and other operating assets (the “Project”) used by Wasatch in the generation of renewable natural gas (“RNG”)(such ownership interest, which may be adjusted after the date hereof, the “Project Interest”);
WHEREAS, Wasatch RNG at its election, has the option to increase the Wasatch Interest and Project Interest; and
WHEREAS, Opal or an affiliate thereof is providing or will provide certain services to Wasatch RNG and Wasatch RNG agrees that Opal will have the option to acquire the Alpro Interest, on the terms and subject to the conditions set forth in this Agreement.
AGREEMENTS:
NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Grant of Option; Defined Terms.
1.1Grant of Option. Wasatch RNG hereby grants to Opal the option to acquire all, but not less than all, of the Alpro Interest (the “Option”) at any time following the date of this Agreement and continuing until the earlier of third (3rd) anniversary thereof or ninety (90) days following a Change in Control of OPAL (the “Option Term”), at the Option Exercise Price (as defined below) and on the other terms and conditions set forth in this Agreement. Absent an amendment or modification to this Agreement in writing signed by the Parties, the Option shall be irrevocable during the Option Term, notwithstanding the termination, expiration or modification to any other agreement amongst the Parties and/or their respective affiliates.

1.2Defined Terms. For purposes of this Agreement:
(a)“Change in Control”. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any of the following events: (i) an acquisition of OPAL by another Person (defined below) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) of more than 50% of the voting equity interests in OPAL, or (ii) a sale of all or substantially all of the assets of OPAL. “Person” shall mean any individual, group, partnership, corporation, association, trust, or other entity or organization.
(b)The “Option Exercise Price” shall be such amount as is equal to, as of the date of the Closing, Wasatch RNG’s earning an internal rate of return of ten (10%) percent per annum if the Option is exercised in the first year, fifteen (15%) per annum if exercised in the second year, and twenty percent (20%) per annum if exercised in the third year.
(c)Whenever reference is made to “internal rate of return”, this shall mean; that rate of return, compounded on a quarterly basis, on the date of the Closing at which (x) the present value of all capital contributions by Wasatch RNG or its affiliates, based on the date each of such capital contributions was actually made, less (y) the present value of all cash distributions received by Wasatch RNG or its affiliates, based on the date each of such distributions was actually received by Wasatch RNG or its affiliates, is equal to zero (0).
(d)Whenever reference is made to a “capital contribution” by Wasatch RNG or its affiliate (or any variation thereof), this shall include, without duplication, (x) all cash payments made by Wasatch RNG or its affiliates to acquire the Alpro Interest (including third party diligence or other transaction costs, including to OPAL) or otherwise in Alpro (including the payment of any loan obligations of Alpro) or Wasatch (including amounts necessary to alleviate any shortfalls in operational cashflows and capital expenditures required to remediate or improve the Project or any aspect of it), and (y) all internal costs incurred by Wasatch RNG and its affiliates for the services of their respective employees (“Allocated Labor”), in connection with acquisition and ownership of the Alpro Interest and the operations of Alpro, Wasatch and the Project, to be billed at a schedule of hourly rates as outlined in the Administrative Services Agreement, dated December 31, 2020, as amended, between Fortistar Services 2 LLC and OPAL Fuels LLC), such Allocated Labor not to exceed $250,000 per fiscal quarter and $500,000 per fiscal year without the consent of OPAL. If Wasatch RNG or its affiliates are reimbursed for Allocated Labor by Alpro or Wasatch or the Project, such Allocated Labor shall not be considered a capital contribution, and such reimbursement for Allocated Labor received by Wasatch RNG or its affiliates shall not be considered a cash distributions. To the extent a capital contribution is made by Wasatch RNG, it shall be deemed made on the date such funds are wired from, or on behalf of, Wasatch RNG. All distributions made to Wasatch RNG shall be deemed made on the date such funds are received by Wasatch RNG.
2.Manner of Exercise; Purchase Agreement; Closing.
2.1Manner of Exercise. Opal may elect to exercise the Option at any time during the Option Term by delivering written notice of its exercise of the Option (the “Option Exercise Notice”) to Wasatch RNG. Such Option Exercise Notice shall be provided in accordance with Section 6.7 below. If Opal exercises the Option, the Option Exercise Notice shall specify the expected date for the Closing (as defined below).

2.2Purchase Agreement. Upon delivery of the Option Exercise Notice, the Parties shall promptly negotiate a purchase and sale agreement (the “Purchase Agreement”), the terms of which will include customary representations and warranties for the purchase and sale of the Alpro Interest, and will further provide for a customary indemnity by Wasatch RNG in favor of OPAL.
2.3Closing. The consummation of the purchase and sale of the Alpro Interest (the “Closing”) shall occur within ninety (90) days of the date the Option Exercise Notice is delivered: provided, that Opal may further extend such period by an additional ninety (90) days in the event that the Audit Committee of OPAL Fuels Inc., a Delaware corporation and affiliate of Opal, determines, in its sole discretion, to seek a fairness opinion from an investment bank of its choosing; or on such other date as the Parties may agree. At the Closing, (i) the Parties shall execute and deliver the Purchase Agreement and such other documentation as they may deem to be necessary or advisable to consummate the purchase and sale of the Alpro Interest; and (ii) Opal shall pay (or cause an affiliate to pay) the Option Exercise Price by wire transfer of immediately available United States federal funds to the account designated in writing by Wasatch RNG.
3.Representation’s and Warranties.
3.1Representations and Warranties of Wasatch RNG. Wasatch RNG hereby represents and warrants to Opal that the statements contained in this Section 3.1 are true and correct as of the date hereof. Any reference in this Section 3.1 to an agreement or right being “enforceable” shall be deemed to be qualified to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).
(a)Wasatch RNG is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own its properties and assets and to conduct its business as it is now conducted.
(b)Wasatch RNG has all requisite organizational power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Wasatch RNG hereunder have been duly authorized by all necessary organizational action of Wasatch RNG, and no other proceedings on the part of Wasatch RNG are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Wasatch RNG and constitutes Wasatch RNG’s valid and binding obligation, enforceable against Wasatch RNG in accordance with its terms and conditions.
(c)The execution, delivery and performance of this Agreement by Wasatch RNG does not: (i) violate or conflict with any provision of its governing documents, (ii) violate in any material respect any applicable provision of law, or (iii) require any consent or approval or violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default, in each case, under any judicial consent, order or decree or any contract to which Wasatch RNG is a party or by which it or any of its properties is bound.
3.2Representations and Warranties of Opal. Opal hereby represents and warrants to Wasatch RNG that the statements contained in this Section 3.2 are true and correct as of the date hereof. Any reference in this Section 3.2 to an agreement or right being “enforceable”

shall be deemed to be qualified to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (whether applied in a proceeding at law or equity).
(a)Opal is a Delaware limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority to own its properties and assets and to conduct its business as it is now conducted.
(b)Opal has all requisite organizational power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Opal hereunder have been duly authorized by all necessary organizational action of Opal, and no other proceedings on the part of Opal are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed and delivered by Opal and constitutes Opal’s valid and binding obligation, enforceable against Opal in accordance with its terms and conditions.
(c)The execution, delivery and performance of this Agreement by Opal does not: (i) violate or conflict with any provision of its governing documents, (ii) violate in any material respect any applicable provision of law, or (iii) require any consent or approval or violate or result in a breach of or constitute (with or without due notice or the passage of time, or both) a default, in each case, under any judicial consent, order or decree or any contract to which Opal is a party or by which it or any of its properties is bound.
4.Covenants and Agreements. During the Option Term (or, until the Closing, if the Option is exercised by Opal prior to the expiration of Option Term in accordance with the terms and conditions hereof):
4.1Permitted Transfers of Alpro Interest. Wasatch RNG may transfer the Alpro Interest; provided that the transferee thereof agrees in writing that the Alpro Interest remains subject to the Option and the terms and conditions of this Agreement.
4.2No Issuance of Equity Securities. Wasatch RNG will not consent to or vote in favor of the Alpro issuing, or otherwise cause the Alpro to issue, any equity securities or other interests, without Opal’s prior written consent. For the avoidance of doubt, this Section 4.2 will not preclude Wasatch RNG from making any capital contribution to the Alpro, in Wasatch RNG’s sole discretion.
4.3Incurrence of Indebtedness. Wasatch RNG will not consent to or vote in favor of the Alpro incurring, or otherwise cause the Alpro to incur, any indebtedness for borrowed money, without Opal’s prior written consent (other than such indebtedness that is outstanding on the date hereof and accrued and unpaid interest relating thereto).
5.Information Rights. During the Option Term (or, until the Closing, if the Option is exercised by Opal prior to the expiration of Option Term in accordance with the terms and conditions hereof):
5.1Written Information and Presentations. As promptly as reasonably practicable after its receipt thereof, Wasatch RNG shall deliver to Opal copies of any written information or presentations provided to the Project’s “Project Management Committee”, including budgets, monthly financial and other reports regarding the Alpro and the Project and any final or draft financial statements of the Alpro and/or the Project.
5.2Audit Rights.
(a)Following the date hereof until the first to occur of (x) Opal’s exercising the Option, and (y) the expiration of the Option Term, Opal may, or may engage an Independent Accounting Firm to, review the books and records of Wasatch RNG pertaining to those amounts that would be taken into account for purposes of determining the Option Exercise Price. Opal will bear the full cost of any Independent Accounting Firm’s audit. For purposes of this Agreement, “Independent Accounting Firm” means an independent accounting or consulting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to Opal, or any affiliate of Opal, and has not done so within the two-year period prior thereto.
(b)In the event that Opal elects to audit the books and records of Wasatch RNG pursuant to this Section 5.2, then no later than thirty (30) days following Opal’s request of an audit pursuant to this Section 5.2, Wasatch RNG shall afford Opal or the Independent Accounting Firm, as the case may be, reasonable access to and an opportunity to examine such books and records of Wasatch RNG as it reasonably requests, during regular business hours, in a manner designed to avoid disruption to Wasatch RNG’s business and subject to Opal’s execution and delivery of a confidentiality agreement reasonably acceptable to Wasatch RNG for the sole purpose of verifying those amounts that would be taken into account in determining the Option Exercise Price.
(c)Wasatch RNG will be entitled to receive a written report of the Independent Accounting Firm (if any) with respect to its findings directly from the Independent Accounting Firm.
(d)Opal’s exercise of its audit rights under this Section 5.2 may not (i) be conducted more than once in any twelve (12) month period, or (ii) be repeated for any fiscal quarter.
6.Miscellaneous Provisions.
6.1Further Assurances. Each of the Parties shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments and assurances, and take such further actions, as any Party may be reasonably request to carry out the provisions of this Agreement and consummate the transactions contemplated by hereby, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).
6.2Expenses. All costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with this Agreement, and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.
6.3Amendment and Modification. This Agreement may not be amended, modified or supplemented, except by an agreement in writing signed by the Parties.
6.4Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by such Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
6.5Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder, in whole or in part, without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.
6.6No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature or kind whatsoever under or by reason of this Agreement.
6.7Notices. All notices and other communications hereunder shall be validly given or made if in writing (a) when delivered personally (by courier service (receipt requested) or otherwise), (b) when sent by electronic email, provided that receipt is confirmed by reply email (which the recipient Party shall use commercially reasonable efforts to do promptly following receipt) or the notice is sent on the next business day by a nationally recognized overnight delivery service (such as Federal Express or UPS) for next business day delivery with proof of delivery, or (c) when actually received if mailed by first-class certified or registered United States mail or recognized overnight courier service (receipt requested), postage-prepaid and return receipt requested, and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the address of the Party to receive such notice or other communication set on the signature page hereto, or at such other address as any Party hereto may from time to time advise the other Party.
6.8Counterpart Execution and Facsimile Delivery. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
6.9Entire Agreement. This Agreement (including the Exhibits attached hereto) constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the Parties or their representatives to the contrary, no Party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the Parties.
6.10Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

6.11Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, including its statutes of limitations, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
6.12Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that money damages or other legal remedies would not be an adequate remedy for any such damages and, accordingly, that the Parties will be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity, Accordingly, the Parties hereby acknowledge and agree that the Parties will be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations under this Agreement.
6.13Interpretation. Headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. References to days mean calendar days unless otherwise specified.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.
WASATCH RNG:

WASATCH RNG LLC
By:    /s/ Thomas J. Kelly
    Name: Thomas J. Kelly
    Title: Vice President
Address:
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Email:    noticeofficer@fortistar.com
Attention:    Office of General Counsel
OPAL:

OPAL FUELS LLC
By:    /s/ Jonathan Maurer
    Name: Jonathan Maurer
    Title: Co-CEO
Address:
One North Lexington Avenue
Suite 1450
White Plains, NY 10601
Email:    noticeofficer@opalfuels.com
Attention:    Office of General Counsel
[Signature Page to Option Agreement]

-8-